Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy to Acquire Global Ethanol, LLC

Transaction Positions Green Plains to Market and Distribute Over One Billion Gallons of Ethanol Annually

OMAHA, NE (GLOBE NEWSWIRE) – September 28, 2010 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today that it has entered into a definitive agreement to acquire Global Ethanol, LLC. Global owns two operating ethanol plants which are located in Lakota, IA and Riga, MI and have a combined annual production capacity of approximately 157 million gallons (“mmgy”). The acquisition will increase Green Plains’ capacity by 31% to approximately 657 mmgy. Once the transaction is closed, Green Plains will market and distribute more than one billion gallons of ethanol production on an annual basis.

Green Plains estimates the total value of the transaction at approximately $169.2 million, including approximately $147.6 million for the ethanol production facilities and the balance in working capital. The definitive agreement provides that the proposed acquisition will be accomplished through a merger of a newly formed wholly-owned subsidiary of Green Plains with Global. Upon closing of the merger, the outstanding units of Global will be exchanged, in the aggregate, for 4,386,027 shares of restricted common stock of Green Plains, warrants to purchase 700,000 shares of restricted common stock of Green Plains and $20.0 million in cash. The total value of the transaction includes the assumption of approximately $98.7 million of outstanding debt. The warrants will not be transferable, except in certain limited circumstances, and will be exercisable for a period of three years from the closing date at a price of $14.00. The closing of the transaction, which is expected to occur during the fourth quarter of 2010, is subject to customary closing conditions and regulatory approvals.

“This transaction demonstrates our ability to make acquisitions at attractive valuations utilizing a combination of our strong balance sheet and our stock, allowing us to meet the differing objectives of ethanol plant owners,” stated Todd Becker, President and CEO of Green Plains Renewable Energy. “The addition of the Global plants enables us to lower our average cost of ethanol production assets and to achieve greater economies of scale in our marketing, risk management and back office operations. We believe this acquisition will be accretive to 2011 earnings. Consistent with our strategy to expand our operations throughout the ethanol value chain, we continue to seek out consolidation opportunities within each of our business segments,” Becker concluded.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating a total of six ethanol plants in Indiana, Iowa, Nebraska and Tennessee with annual expected operating capacity totaling approximately 500 million gallons. Green Plains also markets and distributes ethanol for four third-party ethanol producers with annual expected operating capacity totaling approximately 360 million gallons. Green Plains owns 51% of Blendstar, LLC, a biofuel terminal operator which operates nine blending or terminaling facilities with approximately 495 million gallons per year of total throughput capacity in seven states in the south central United States. Green Plains operates grain storage facilities and complementary agronomy and petroleum businesses in Iowa, southern Minnesota and western Tennessee.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “estimates,” “expects,” “will,” “predicts,” “intends,” “plans,” “believes,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, the completion of the acquisition of Global Ethanol LLC and successful integration and profitable operation of this acquired company, competition in the ethanol and other industries in which the Company competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:	Investor Contact:
Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217